UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of report (date of earliest event reported): December 27, 2005
Aastrom Biosciences, Inc.
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-22025 (Commission File No.)	94-3096597 (I.R.S. Employer Identification No.)
24 Frank Lloyd Wright Drive
P.O. Box 376
Ann Arbor, Michigan 48106
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(734) 930-5555
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4©)

Item 1.01 Entry into a Material Definitive Agreement.
     As part of the management succession process discussed in Item 5.02 below, R. Douglas Armstrong, Ph.D., Aastrom’s Chairman and CEO, has requested the Board of Directors initiate a search for a new CEO to permit Dr. Armstrong to transition out of day-to-day management but to continue as a member of the Board of Directors, and at the discretion of the Board, as Chairman. On December 27, 2005, Aastrom entered into a Revised Employment Agreement with Dr. Armstrong to replace his Employment Agreement dated August 27, 2004.
     Under the new agreement, Dr. Armstrong will continue as the CEO of Aastrom while the Company looks for a new CEO. Dr. Armstrong’s employment as CEO will terminate on the earlier of October 31, 2006 or the date a new CEO commences work at Aastrom (such earlier date, the “Scheduled Termination Date”). Dr. Armstrong will continue as Chairman of the Board through the end of his service as CEO, and will continue as a member of the Board following conclusion of his service as CEO (subject to reelection by the shareholders at the end of his Board term), with such duties and Committee assignments as are determined by the Board.
     Dr. Armstrong will continue to receive his existing salary ($345,000 per year), with a 4% raise (to $358,800 per year) effective as of July 1, 2006, for as long as he remains CEO. He will also be eligible to receive equity and cash bonuses under Aastrom’s incentive plans, as well as customary fringe benefits (such as vacation, health insurance coverage, and 401(k) retirement contributions). After his service as CEO concludes, he will be compensated in the same manner as other non-employee directors for as long as he remains on the Board. Following conclusion of his service as CEO, if Aastrom requests Dr. Armstrong’s services beyond what is typically required of a non-employee director, the parties will then negotiate mutually acceptable compensation for those services corresponding to the nature and time commitment of the services requested.
     Dr. Armstrong’s new Employment Agreement contains provisions continuing his eligibility for an Incentive Sales Bonus of the same size as is contained in his existing agreement (which provides for payment to him of 50% of a Bonus Pool funded from the net proceeds realized by Aastrom upon certain Changes of Control (as defined in the agreement)), but under the new agreement the Change of Control must occur before May 1, 2009 pursuant to a term sheet, letter of intent or agreement received by Aastrom before May 1, 2008.
     Dr. Armstrong will be paid his base salary and bonus through June 30, 2006 if the new CEO is appointed before that date or if he is terminated without cause before that date. Subject to his remaining available to serve as CEO until the Scheduled Termination Date, Dr. Armstrong will receive a payment of $638,200 as an inducement for him to remain through the transition period and in recognition of his service over the last 14 years. This payment will be made in various installments starting in July 2006 and continuing through April 2008. Aastrom will also pay Dr. Armstrong for the costs of his COBRA health insurance coverage for twelve months following termination of his service as CEO.
     On termination of his employment as CEO, the vesting of any stock options and restricted stock grants held by Dr. Armstrong will be accelerated by one year, with continued vesting subject to the terms of such awards.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officer.
     (b) At the request of Aastrom’s Chairman and Chief Executive Officer, R. Douglas Armstrong, Ph.D., the Corporate Governance and Nominating Committee of Aastrom’s Board of Directors will initiate a search for potential candidates to succeed Dr. Armstrong as Chief Executive Officer, allowing him to transition out of day-to-day management. The transition process is expected to occur during 2006. Following appointment of Aastrom’s new CEO, Dr. Armstrong intends to remain a member of the Board of Directors, subject to his reelection by the shareholders, with responsibilities and committee assignments determined by the Board at that time. Additional information with respect to the management succession process is contained in the press release attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated December 28, 2005

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 28, 2005

AASTROM BIOSCIENCES, INC.
By:	/s/ Gerald D. Brennan, Jr.
Gerald D. Brennan, Jr.
Vice President Administrative and Financial Operations, Chief Financial Officer

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